Exhibit 99.1

Steve Madden Announces Acquisition of The Topline Corporation

LONG ISLAND CITY, N.Y., May 23, 2011 (BUSINESS WIRE) — Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that it has completed its acquisition of privately held The Topline Corporation (“Topline”), a designer, producer, and marketer of private label and branded footwear. Founded by William F. Snowden in 1980, Topline sells its trend-right footwear primarily to specialty retailers and department stores. Topline’s owned brands include Report, Report Signature and R2 by Report. Topline had net sales in 2010 of approximately $189 million (unaudited).

The acquisition was completed for $55 million in cash subject to a working capital adjustment plus an earn-out provision based on financial performance through June 30, 2012. The transaction is expected to be immediately accretive, contributing approximately $0.05 - $0.07 in diluted EPS in its first full year under Steve Madden ownership after giving effect to the Company’s recently announced 3-for-2 stock split.

Edward Rosenfeld, Chairman and Chief Executive Officer of Steve Madden, commented, “We are extremely pleased to complete the acquisition of Topline. Topline’s private label business is one of the best in our industry and is highly complementary to our existing private label footwear business. And its brands, led by Report, are currently exhibiting outstanding growth and represent great additions to our brand portfolio. In addition, Topline has a premier direct sourcing platform that we believe will provide significant opportunities for the Company as a whole.”

William F. Snowden, Founder and Chief Executive Officer of Topline, added, “We at Topline are excited to join forces with Steve Madden. Steve and I share a common focus on delivering outstanding products at a great value to our customers. The combination of our two companies is a powerful one, and I look forward to working with Steve and the rest of the Steve Madden team.”

About Steve Madden
Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Betsey Johnson, Betseyville and Big Buddha, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 85 retail stores (including the Company’s two online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, cold weather accessories, eyewear, hosiery, jewelry, fragrance and bedding and bath products.

About Topline
The Topline Corporation, founded in 1980 and headquartered in Bellevue, Washington, designs, manufactures, and sells seasonal and fashion footwear for women, men, and children. It offers its products through specialty retailers and department stores in the United States under private labels as well as the brand names Report, Report Signature, and R2 by Report.

This press release contains forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties related to the Company’s integration of Topline as well as the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and whether forward looking statements made by the Company ultimately prove to be accurate. The Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether from new information, future events or otherwise.

SOURCE: Steve Madden

Investor Relations:

ICR, Inc.
Jean Fontana
203-682-8200
http://www.icrinc.com